                          INVESTMENT ADVISORY AGREEMENT

                          GREENWICH STREET SERIES FUND

                            (Equity Index Portfolio)

                                                                   June 24, 2002

Travelers Investment Management Company
100 First Stamford Place
Stamford, CT 06902.


Dear Sirs:

     Greenwich Street Series Fund (the "Company"), a trust organized under the laws of the Commonwealth of Massachusetts, confirms its agreement with the Travelers Investment Management Company (the "Adviser"), as follows:

     1.   Investment Description; Appointment

     The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Master Trust Agreement, as amended from time to time (the "Master Trust Agreement"), in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Company (the "Board"). Copies of the Prospectus, the Statement and the Master Trust Agreement have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Prospectus, the Statement and the Master Trust Agreement to the Adviser on an on-going basis. The Company desires to employ and hereby appoints the Adviser to act as the investment adviser to the Equity Index Portfolio (the "Portfolio"). The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

     2.   Services as Investment Adviser

     Subject to the supervision and direction of the Board of the Company, the Adviser will: (a) manage the Portfolio's holdings in accordance with the Portfolio's investment objective(s) and policies as stated in the Master Trust Agreement, the Prospectus and the Statement; (b) make investment decisions for the Portfolio; (c) place purchase and sale orders for portfolio transactions for the Portfolio; and (d) employ professional portfolio managers and securities analysts who provide research services to the Portfolio. In providing those services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Portfolio's assets.

     3.   Brokerage

     In selecting brokers or dealers to execute transactions on behalf of the Portfolio, the Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), provided to the Portfolio and/or other accounts over which the Adviser or its affiliates exercise investment discretion.

     4.   Information Provided to the Company

     The Adviser will keep the Company informed of developments materially affecting the Portfolio's holdings, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

     5.   Standard of Care

     The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company or to the shareholders of the Portfolio to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

     6.   Compensation

     In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser on the first business day of each month a fee for the previous month at the annual rate of 0.25 of 1.00% of the Portfolio's average daily net assets. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

     7.   Expenses

     The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Company will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and costs associated with maintaining the Company's legal existence and shareholder relations.

     8.   Reduction of Fee

     If in any fiscal year the aggregate expenses of the Portfolio (including fees pursuant to this Agreement and the Portfolio's administration agreements, but excluding interest, taxes, brokerage and extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Portfolio, the Adviser will reduce its fee to the Portfolio by the proportion of such excess expense equal to the proportion that its fee thereunder bears to the aggregate of fees paid by the Portfolio for investment advice and administration in that year, to the extent required by state law. A fee reduction pursuant to this paragraph 8, if any, will be estimated, reconciled and paid on a monthly basis.

     9.   Services to Other Companies or Accounts

     The Company understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser to other investment companies, and the Company has no objection to the Adviser's so acting, provided that whenever the Portfolio and one or more other investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company. The Portfolio recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Portfolio understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     10.  Term of Agreement

     This Agreement shall become effective as of the date set forth above (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of the Company or (ii) a vote of a "majority" (as that defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Portfolio's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Company or by vote of holders of a majority of the Portfolio's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

     11.  Representation by the Company

     The Company represents that a copy of the Master Trust Agreement is on file with the Secretary of The Commonwealth of Massachusetts.

     12.  Limitation of Liability

     The Company and the Adviser agree that the obligations of the Company under this Agreement shall not be binding upon any of the members of the Board, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Board and a majority of the holders of the Portfolio's outstanding voting securities, and signed by an authorized officer of the Company, acting as such, and neither such authorization by such members of the Board and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Company as provided in the Master Trust Agreement.

     If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                                    Very truly yours,

                                    GREENWICH STREET SERIES FUND

     By:___________________________________

                                         Name:
                                         Title:

Accepted:

Travelers Investment Management Company

By:__________________________________

     Name:
     Title: